Exhibit 10.2

Final Form

CASTLE CREEK BIOSCIENCES, INC.

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of October 30, 2026, is made by and among Pelthos Therapeutics Inc., a Nevada corporation (“Public Company”), Castle Creek Biosciences, Inc., a Delaware corporation (the “Company”), and the undersigned holders (each a “Stockholder”) of shares of capital stock (the “Shares”) of the Company.

WHEREAS, Public Company, Credit Card Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Public Company (“Merger Sub”), Credit Card Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Public Company (“Merger Sub II”), and the Company, have entered into an Agreement and Plan of Merger, dated as of even date herewith (the “Merger Agreement”), providing for (i) the merger of Merger Sub with and into the Company, whereby the Company will become a wholly-owned subsidiary of Public Company (the “First Merger”), and (ii) immediately following the First Merger, a merger of the Company with and into Merger Sub II, whereby Merger Sub II will continue as the surviving company and will remain a wholly-owned subsidiary of Public Company (the “Second Merger,” and, together with the First Merger, the “Mergers”);

WHEREAS, each Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds Merger Partner Options and Merger Partner Warrants to acquire the number of Shares, indicated opposite such Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Public Company to enter into the Merger Agreement, each Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Public Company’s entering into the Merger Agreement, each Stockholder, Public Company and the Company agree as follows:

1.            Agreement to Vote Shares. Each Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the stockholders (or any class or series of stockholders, as applicable) of the Company with respect to the Mergers, the Merger Agreement, or otherwise with respect to any Merger Partner Stockholder Approval or any Acquisition Proposal, such Stockholder shall:

(a)            appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b)            from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of (A) the Merger Partner Stockholder Approvals and all of the matters set forth in the Merger Partner Written Consent, including the adoption of the Merger Agreement and the approval of the First Merger, and (B) any matter that could reasonably be expected to facilitate the Mergers, the Concurrent Financing and the other transactions contemplated by the Merger Agreement; (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; (iii) against any Acquisition Proposal, or any agreement, transaction or other matter or action that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Mergers, the Concurrent Financing or any of the other transactions contemplated by the Merger Agreement; and (iv) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.            Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) the Initial Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof or otherwise, (c) the effectuation of any amendment to the Merger Agreement that (i) materially decreases the amount, or changes the form of consideration payable to all stockholders of the Company pursuant to the terms of the Merger Agreement, (ii) extends the Outside Date past March 31, 2027, or (iii) adds to or expands the obligations or liabilities of Stockholder under the Merger Agreement in any material respect, in each case without the Stockholder’s written consent, or (d) the mutual written agreement of the parties to terminate this Agreement.

3.            Additional Acquisitions. Each Stockholder agrees that any shares of capital stock or other equity securities of the Company that such Stockholder acquires, or with respect to which such Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Merger Partner Options or Merger Partner Warrants or otherwise, including, without limitation, upon the vesting of any applicable restricted stock unit award agreement or by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares as of the date hereof.

4.            Agreement to Retain Shares. From and after the date hereof until the Expiration Date, each Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(d) below)) any Shares or any New Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Stockholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to such Stockholder’s Merger Partner Options (and any Shares underlying such Merger Partner Options) which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to the Company (or effecting a “net exercise” of a Merger Partner Option) as payment for the (i) exercise price of such Stockholder’s Merger Partner Options and (ii) taxes applicable to the exercise of such Stockholder’s Merger Partner Options, (3) if Stockholder is an entity, partnership or limited liability company, a transfer to one or more equityholders, partners or members of Stockholder, or to an Affiliated person, corporation, trust or other Entity controlling or under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (4) transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (5) transfers to any other stockholder of the Company who are subject to a support agreement with Merger Partner and Public Company, and (6) transfers, sales or other dispositions as Public Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares covered hereby shall occur (including a transfer or disposition permitted by Section 4(1) through Section 4(6), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Stockholder and has not executed a counterpart hereof or joinder hereto.

5.            Representations and Warranties of Stockholder. Each Stockholder hereby, severally but not jointly, represents and warrants to Public Company and the Company as follows:

(a)            If such Stockholder is an Entity: (i) such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of such Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by such Stockholder have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has the legal capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)            this Agreement has been duly executed and delivered by or on behalf of such Stockholder and, to such Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Public Company, constitutes a valid and binding agreement with respect to such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c)            Stockholder has had the opportunity to review the Merger Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to the stockholders of the Company, and this Agreement with counsel of Stockholder’s own choosing. Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Mergers, the Concurrent Financing and the other transactions contemplated by the Merger Agreement. Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Public Company, the Company or any of their respective agents or representatives. Stockholder understands that such Stockholder (and not Public Company, the Company, the Surviving Corporation, or the Surviving Company) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Mergers or the transactions contemplated by the Merger Agreement. Stockholder understands and acknowledges that the Company, Public Company, Merger Sub, and Merger Sub II are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement;

(d)            such Stockholder beneficially owns the number of Shares, and holds Merger Partner Options and Merger Partner Warrants (as applicable) to acquire the number of Shares, indicated opposite such Stockholder’s name on Schedule 1, which constitute all of the Shares owned by the Stockholder as of the date hereof. Such Stockholder will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has or will have sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is or will be subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement and the stockholder agreements and arrangements referenced in the Merger Agreement and except for customary arrangements with the Stockholder’s prime broker and/or custodian;

(e)            to the knowledge of such Stockholder, the execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder and the compliance by such Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which such Stockholder is a party or by which such Stockholder is bound, or any Law, statute, rule or regulation to which such Stockholder is subject or, in the event that such Stockholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of such Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;

(f)            the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or regulatory authority by such Stockholder except for applicable requirements, if any, of the Securities Act or the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;

(g)            no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Public Company or the Company in respect of this Agreement based upon any Contract made by or on behalf of such Stockholder; and

(h)            as of the date of this Agreement, there is no Action pending or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect.

6.            Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, each Stockholder does hereby appoint Public Company and any of its designees with full power of substitution and resubstitution, as such Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of such Stockholder’s rights with respect to the Shares, to vote and exercise all voting and related rights, including the right to sign such Stockholder’s name (solely in its capacity as a stockholder) to any Stockholder consent, if such Stockholder fails to vote his, her or its Shares solely with respect to the matters set forth in Section 1 hereof by 5:00 p.m. (Eastern Time) on the day immediately preceding the meeting date (or date upon which written consents are requested to be submitted), provided the Stockholder has received information regarding the meeting or request for written consent at least one (1) Business Day before such stockholder meeting or any consent solicitation or other vote taken of the Company’s stockholders. Each Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by such Stockholder with respect to the Shares and represents that none of such previously-granted proxies are irrevocable. The Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and granted in consideration of, and as an inducement to the Company, Public Company, Merger Sub, and Merger Sub II to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Stockholder and the obligations of such Stockholder shall be binding on such Stockholder’s heirs, personal representatives, successors, transferees and assigns. Each Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. With respect to any Shares that are owned beneficially by Stockholder but are not held of record by Stockholder (other than shares beneficially owned by Stockholder that are held in the name of a bank, broker or nominee), Stockholder shall take all action necessary to cause the record holder of such Shares to grant the irrevocable proxy and take all other actions provided for in this Section 6 with respect to such Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date. Notwithstanding anything contained herein to the contrary, no proxy granted hereunder may be exercised at any time following a Merger Partner Board Recommendation Change.

7.            Waiver of Appraisal Rights. Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under applicable Law, including Section 262 of the DGCL, in connection with the Mergers.

8.            Letter of Transmittal. Each Stockholder acknowledges and agrees that (a) such Stockholder shall not be entitled to receive the shares of Public Company Common Stock or other consideration to which such Stockholder is entitled pursuant to the Merger Agreement until such Stockholder has delivered a duly executed and properly completed Letter of Transmittal to the Exchange Agent, and (b) by executing and delivering the Letter of Transmittal, such Stockholder shall be deemed to have adopted the Merger Agreement and agreed to be bound by the terms thereof, including the indemnification obligations set forth in Article X of the Merger Agreement.

9.            No Legal Actions. Each Stockholder hereby agrees that it shall not bring, commence, institute, maintain, prosecute or voluntarily aid any Action which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement and the transactions contemplated thereby by the Merger Partner Board, constitutes a breach of any fiduciary duty of the Merger Partner Board or any member thereof; provided that (x) Stockholder may defend against, contest or settle any Action brought against Stockholder that relates solely to Stockholder’s capacity as a director, officer or securityholder of the Company, and (y) nothing in this Section 9 shall be deemed to waive, or prevent Stockholder from enforcing, Stockholder’s rights under this Agreement or any other agreement to which Stockholder is a party, including Stockholder’s right to receive the consideration payable to Stockholder pursuant to the terms of the Merger Agreement.

10.            Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

11.            No Agreement as a Director, Officer, Trustee or Fiduciary.  Stockholder has entered into this Agreement solely in Stockholder’s capacity as the owner of the Shares (and not in any other capacity, including any capacity as a director or officer of the Company or the Company’s Subsidiary). Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of the Company or the Company’s Subsidiary in the exercise of his or her fiduciary duties as a director and/or officer of the Company or the Company’s Subsidiary or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or the Company’s Subsidiary or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary. For the avoidance of doubt, any actions taken by a Stockholder who is also a director or officer of the Company or the Company’s Subsidiary in such director’s or officer’s capacity as a director or officer shall not relieve such Stockholder of any of its obligations hereunder solely in its separate capacity as a Stockholder, including such Stockholder’s voting obligations under Section 1 hereof.

12.            Merger Agreement Compliance. Subject in all cases to Section 11, until the earlier of the Initial Effective Time and the date the Merger Agreement is validly terminated in accordance with its terms, each Stockholder agrees that such Stockholder will not, and will cause such Stockholder’s controlled affiliates not to, and will use reasonable best efforts to cause such Stockholder’s Representatives acting on such Stockholder’s behalf not to, directly or indirectly, take any action that would constitute a breach of Section 6.1 of the Merger Agreement (without giving effect to any amendment or modification thereto after the date hereof) to the extent that Merger Partner, the Merger Partner Subsidiary or their respective Representatives are prohibited from taking such action pursuant to Section 6.1 of the Merger Agreement.

13.            No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Public Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to such Stockholder, and Public Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of the Shares, except as otherwise provided herein.

14.            Termination.  This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.  Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

15.            Effect of Merger Partner Board Recommendation Change.

(a)	If at any time prior to the Expiration Date the Merger Partner Board makes a Merger Partner Board Recommendation Change, then the obligations, covenants and restrictions of each Stockholder set forth in Section 1 shall be limited to that number of Shares and New Shares held by such Stockholder representing 50% of the total voting power of all Shares and New Shares held by such Stockholder (on an as-converted to common stock basis) (such Shares, the “Covered Shares”), which Covered Shares shall continue to be voted in accordance with Section 1, and such Stockholder shall be permitted to vote its Shares and New Shares that are not Covered Shares in its discretion, subject to Section 15(b); provided that in no event shall any such Shares or New Shares be voted in favor of any Acquisition Proposal.

(b)	Notwithstanding Section 2 or any termination of this Agreement, if the Merger Agreement is validly terminated (i) pursuant to Section 8.1(e) of the Merger Agreement, (ii) pursuant to Section 8.1(i) of the Merger Agreement or (iii) pursuant to Section 8.1(b) of the Merger Agreement or Section 8.1(g) of the Merger Agreement at a time when Public Company has the right to terminate the Merger Agreement pursuant to Section 8.1(e) of the Merger Agreement or Section 8.1(i) of the Merger Agreement, then each Stockholder agrees that:

(1)	for a period of twelve (12) months following such termination of the Merger Agreement, at any meeting of the stockholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the stockholders (or any class or series of stockholders, as applicable) of the Company with respect to any Acquisition Proposal which was presented to the Company prior to termination of this Agreement, such Stockholder shall (x) appear at such meeting or otherwise cause the Shares and any New Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that such Stockholder shall be entitled to so vote, against any such Acquisition Proposal, and such Stockholder shall not vote in favor of, consent to, tender or exchange any Shares or New Shares into, or otherwise support any such Acquisition Proposal. Such Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing. This Section 15(b) shall survive any termination of this Agreement until the expiration of such twelve (12) month period; and

(2)	for a period of six (6) months following such termination of the Merger Agreement, at any meeting of the stockholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the stockholders (or any class or series of stockholders, as applicable) of the Company with respect to any Acquisition Proposal, such Stockholder shall (x) appear at such meeting or otherwise cause the Shares and any New Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that such Stockholder shall be entitled to so vote, against any such Acquisition Proposal, and such Stockholder shall not vote in favor of, consent to, tender or exchange any Shares or New Shares into, or otherwise support any such Acquisition Proposal. Such Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing. This Section 15(b) shall survive any termination of this Agreement until the expiration of such six (6) month period.

16.            Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Public Company or the Company may reasonably request for the purpose of effectively carrying out such Stockholder’s obligations under this Agreement.

17.            Disclosure. Each Stockholder hereby agrees that Public Company and the Company may publish and disclose in the Information Statement, the Form S-4, any prospectus filed with any regulatory authority in connection with the transactions contemplated by the Merger Agreement and any related documents required to be filed with such regulatory authority and as otherwise required by Law, such Stockholder’s identity and ownership of Shares, Merger Partner Options and Merger Partner Warrants and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Information Statement, the Form S-4 or prospectus or in any other filing made by Public Company or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the transactions contemplated by the Merger Agreement, all subject to prior review and a reasonable opportunity to comment by Stockholder’s counsel. Prior to the Closing, each Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication regarding the Mergers without the prior written consent of Public Company and the Company, provided that the foregoing shall not limit or affect any actions taken by such Stockholder (or any affiliated officer or director of such Stockholder) that would be permitted to be taken by such Stockholder, Public Company or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not affect any actions of Stockholder the prohibition of which would be prohibited under applicable Law and shall not prohibit Stockholder or its affiliates from making any publicly-available filings required by applicable law, regulation or legal process.

18.            Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by facsimile transmission (providing confirmation of transmission) or by electronic transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) to the Company or Public Company, as the case may be, in accordance with Section 11.1 of the Merger Agreement and to each Stockholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

19.            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

20.            Assignability; No Third-Party Beneficiaries. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section is void. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

21.            No Waivers. No waivers of any breach of this Agreement extended by Public Company or the Company to such Stockholder shall be construed as a waiver of any rights or remedies of Public Company or the Company, as applicable, with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

22.            Applicable Law; Jurisdiction. This Agreement and all matters, claims, counterclaims, or causes of action (whether in contract, tort, statute, or otherwise) arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement), or the actions of any party in the negotiation, administration, performance, or enforcement of this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 18. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

23.            Waiver of Jury Trial. The parties hereto hereby IRREVOCABLY waive ALL right to trial by jury IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND EACH OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

24.            No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Partner Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the Governing Documents of the Company, the Merger Agreement and the transactions contemplated thereby, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

25.            Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

26.            Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto.

27.            Fees and Expenses. Except as otherwise specifically provided herein, in the Merger Agreement or in any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

28.            Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood (x) the Merger Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to stockholders of the Company and holders of Merger Partner Options and Merger Partner Warrants, (y) this Agreement, and (z) the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

29.            Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form or amount of consideration payable, or terms of payment or issuance, under the Merger Agreement, (ii) extend the Outside Date past March 31, 2027, or (iii) otherwise change the terms and conditions of the Mergers, the Concurrent Financing or the other transactions contemplated by the Merger Agreement in a manner materially adverse to such Stockholder or (b) have been agreed to in writing by such Stockholder.

30.            Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)            The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)            As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)            Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

(e)            The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

stockholder:

[NAME]

By:
Name:
Title:

Signature Page to Castle Creek Support Agreement

EXECUTED as of the date first above written.

PUBLIC COMPANY:

PELTHOS THERAPEUTICS INC.

By:
Name:
Title:

Signature Page to Castle Creek Support Agreement

EXECUTED as of the date first above written.

COMPANY:

CASTLE CREEK BIOSCIENCES, INC.

By:
Name:
Title:

Signature Page to Castle Creek Support Agreement

SCHEDULE 1

Name, Address and Email Address of Stockholder	Shares of Merger Partner Common Stock	Shares of Merger Partner Preferred Stock (by class and series)	Merger Partner Options	Merger Partner Warrants

Signature Page to Castle Creek Support Agreement